Exhibit 99.1

Investor Relations Contact:
Alan B. Catherall 770-485-2527

PRESS RELEASE

FOR IMMEDIATE RELEASE

NUMEREX CORP. CONVERTS $2.3 MILLION OF DEBT INTO EQUITY

ATLANTA, July 6, 2005 — Numerex Corp. (NASDAQ: NMRX) announced today that it has converted into equity, nearly $2.3 million of the outstanding debt associated with the $4.5 million term loan from the Laurus Master Fund, Ltd (Laurus), which closed in January 2004. The number of shares associated with this conversion is 500,000 and will be issued to Laurus on Friday, July 8, 2005. With this conversion, the total shares outstanding will be just over 11.4 million.

Alan Catherall, Chief Financial Officer of Numerex Corp. stated, “We are very pleased by this transaction, which has a number of benefits including significantly reducing future cash outflows. If the conversion from outstanding debt to equity had not occurred, required payments for principal and interest to Laurus would have been approximately $1.0 million during the balance of 2005 and almost $1.3 million in 2006. In addition, our financial position is further strengthened by both reducing debt and increasing working capital. Following the conversion, the total amount now owed to Laurus is approximately $2.4 million, which includes the additional $1.5 million term loan closed earlier this year.”

About Numerex
Numerex (Nasdaq:NMRX) is a communications technology business comprised of operating subsidiaries that primarily utilize existing wireless or cellular, Internet and cable infrastructure thereby enabling network access and information management through the deployment of proprietary software and technology which provides an entrance to and exit from a communications network. Such technology is referred to as a “gateway” in the communications industry. The Company primarily markets and sells products and services in wireless data communications through Cellemetry®, Uplink™, MobileGuardian™, VendView™, and digital multimedia through PowerPlay™ and IPContact™. These products and services enable customers around the globe to monitor and move information for a variety of applications from home and business security to distance learning. In addition, the Company offers wireline alarm security products and services, as well as telecommunications network support. For more information on Numerex, please visit our Web site at: www.nmrx.com.

Statements contained in this press release concerning Numerex that are not historical fact are “forward-looking” statements and involve important risks and uncertainties. Such risks and uncertainties, which are detailed in Numerex’s filings with the Securities and Exchange Commission, could cause Numerex’s results to differ materially from current expectations as expressed in this press release.

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